United States securities and exchange commission logo





                     March 15, 2021

       Brendan Kennedy
       Chief Executive Officer
       Tilray, Inc.
       1100 Maughan Road
       Nanaimo, British Colombia V9X 1J2

                                                        Re: Tilray, Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed February 19,
2021
                                                            File No. 001-38594

       Dear Mr. Kennedy:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Alan Hambelton, Esq.